The UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   November 8, 2011

Giga-tronics Incorporated
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	0-12719 (Commission File No.)	94-2656341 (IRS Employer Identification Number)

4650 Norris Canyon Road, San Ramon, CA	94583
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (925) 328-4650

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 10 2011, Giga-tronics Incorporated (the “Company”) announced that it had received approximately $2.2 million in new capital from Alara Capital AVI II, LLC, a Delaware limited liability company (the “Investor”) under the Securities Purchase Agreement entered into on October 31, 2011.  Under the terms of the Securities Purchase Agreement, the Company issued 9,997 shares of its new Series B Convertible Voting Perpetual Preferred Stock to the Investor for aggregate consideration of $2,199,340, at a price of $220 per share of Series B Preferred Stock.  Alara Capital Partners, LLC, a technology investment firm, is the sponsor of the Investor.  Each of Alara Capital Partners, LLC and the Investor has a business address at 1045 First Avenue, King of Prussia, PA  19406.

Each share of Series B Preferred Stock initially is convertible at the option of the holder into 100 shares of the Company’s common stock.  The conversion ratio is subject to customary adjustments for stock splits, stock dividends, recapitalizations and similar transactions.  If all shares of Series B Preferred Stock were immediately converted, holders of such shares would acquire 999,700 shares of common stock of the Company, or 16.6% of the pro forma number of shares of common stock that would be outstanding if the conversion had occurred on this date.  Each share of Series B Preferred Stock has a liquidation preference of $231, equal to 105% of the purchase price.  If the Company pays a dividend on its common stock, it is required to pay a dividend on the Series B Preferred Stock until December 31, 2013, equal to 110% and thereafter equal to 100% of the cash dividend that would be payable on the number of shares of common stock into which each share of Series B Preferred Stock is then convertible.  The Series B Preferred Stock generally votes together with the common stock, on an as-converted basis, on each matter submitted to the vote or approval of the holders of common stock, and votes as a separate class with respect to certain actions that adversely affect the rights of the Series B Preferred Stock and on other matters as required by law.  The parties entered into a voting agreement, included in the Investor Rights Agreement described below, by which the Investor agreed, with respect to matters on which preferred shareholders are given class voting rights under California law, to vote the shares (i) for a matter if the shares of common stock and Series B Shares voting together as a single class have voted for such matter or (ii) against a matter if the shares of common stock and Series B Shares voting as a single class have voted against such matter.

The Company also issued to the Investor a Warrant to purchase of up to 848,684 additional shares of common stock of the Company.  The exercise price of the Warrant is $3.30 per share, subject to antidilution adjustments for stock splits, stock dividends, reclassifications and similar events.  The Warrant will cease to be exercisable 30 months after the Shareholder Approval Date.

For purposes of the preceding paragraph, “Shareholder Approval Date” means the date that the Company has received the shareholder approval necessary to approve the exercise of the Warrant for purposes of the Nasdaq Marketplace Rules, as contemplated by the Securities Purchase Agreement.  Section 5635 of the Nasdaq Marketplace Rules requires that a company’s shareholders approve a private placement of shares representing 20% or more of the shares outstanding before the private placement if the purchase price per share is less than the greater of book value or market value per share, or if the private placement would result in a change of control of the issuer.  The shares of common stock subject to purchase under the Warrant when added to the shares of common stock issuable upon conversion of the Series B Preferred Stock exceed 20% of the number of shares of common stock of the Company outstanding at the time of execution of the Securities Purchase Agreement, and the Investor’s potential voting rights following exercise of the Warrant will exceed 20% of the pro forma voting power of the outstanding shares of the Company.  Therefore exercise of the Warrant is subject to approval by the shareholders of the Company.  Under the Securities Purchase Agreement, the Company is obligated to call a special meeting of shareholders to approve the exercise of the Warrant as required by Section 5635 of the Nasdaq Marketplace Rules (the “Special Meeting”) as promptly as practicable and in any event within 90 days after closing and to recommend that shareholders vote for such approval.

In accordance with the terms of the Securities Purchase Agreement, each of the Company’s directors and executive officers signed a Voting Agreement in which he agrees to vote his common stock at the Special Meeting in favor the Investor’s right to exercise the Warrant.

In accordance with the terms of the Securities Purchase Agreement, the Company and Investor entered into an Investor Rights Agreement.  Under this agreement, the Company agrees (i) to file certain registration statements for the resale of common stock of the Company that the Investor may acquire upon conversion of the Series B Preferred Stock and exercise of the Warrant; (ii) to give the Investor a right of first refusal to participate pro rata in any future offer or sale of equity securities by the Company; and (iii) to appoint two persons nominated by the Investor to the Company’s board of directors.  The Company has no pending plans to offer or sell additional equity securities.

Pursuant to the Investor Rights Agreement, the Company’s board of directors has increased the number of directors to seven and has appointed two persons nominated by the Investor to the Company’s board of directors.  Those persons are W. Joseph Thompson and Lutz P. Henckels.  Dr. Thompson is a partner with Alara Capital.  Dr. Henckels is a managing member of the Investor and the former CEO of LeCroy Corporation and Synthesis Research.  See item 5.02 below.  Pursuant to the terms of the Investor Rights Agreement, the Investor’s director candidates would also be nominated for election at the Company’s 2012 annual meeting of shareholders.

On November 10, 2011, the Company issued a press release announcing the completion of the transacton contemplated by the Securities Purchase Agreement.  A copy of the press release is filed as Exhibit 99.1 with this report.

Item 3.02	Unregistered Sales of Equity Securities.

See Item 1.01 for a description of the Company’s unregistered sale of securities.  The Company sold shares of Series B Preferred Stock and issued the Warrant for common stock in reliance on the exemption from registration under Section 4(2) of the Securities Act of 1933.  The Company intends to use the proceeds of the sale for working capital purposes.

Item 3.03	Material Modification to Rights of Security Holders.

In connection with the transaction described in Item 1.01, the Company filed with the California Secretary of State a Certificate of Determination for the new Series B Convertible Voting Perpetual Preferred Stock.  Under the Certificate of Determination for the Series B Preferred Stock, the Company’s ability to declare or pay dividends or distributions or to repurchase its common or capital stock or other equity securities would be subject to restrictions in the event that the Company fails to declare and pay the required dividends on the Series B Preferred Stock.  Upon a liquidation or winding up of the Company, the holders of the Series B would be entitled to a liquidation preference equal to 1.05 times to original purchase price of such shares in preference to the holders of common stock.

Item 5.01	Changes in Control of Registrant.

See Item 1.01 for a description of a transaction that potentially results in a change of control of the Company.  The voting rights of the Series B Preferred Stock and the common stock into which such preferred stock is convertible give the Investor approximately 16.6% of the outstanding voting power of the Company’s equity securities.  Assuming approval by the shareholders of exercise of the Warrant, the Investor will have the right to acquire additional shares of common stock that, when combined with the voting power of the Series B Preferred Stock, will give the Investor up to approximately 26.9% of the outstanding voting power of the Company.  As of completion of the transaction, two of the seven directors of the Company are nominees of the Investor.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01 for information on the appointment of Dr. Joseph Thompson and Dr. Lutz Henckels as directors of the Company.  Their respective terms will run until the annual meeting of shareholders of the Company in 2012 and until their successors are elected or appointed.  The Company has agreed  to nominate Drs. Thompson and Henckels for reelection to the board at the annual meeting of shareholders of the Company in 2012, subject to compliance with Nasdaq’s rules on proportionality of the voting power maintained by an investor to the number of director candidates which such investor is entitled to have nominated for election in relation to the full number of directors on the board.

The following is a summary of certain information about the business experience and related matters concerning the newly appointed directors:

Joseph Thompson

W. Joseph Thompson, 47, is and, since August 2011 has been a Partner (and prior to that a Venture Partner since May 2009) with Alara Capital Partners, formerly known as Guggenheim Venture Partners, a firm that primarily invests in private and public technology companies.  In September 2009 he also co-founded Erdos3 Capital, an affiliate of Alara Capital that operates a quantitative hedge fund that invests primarily in domestic equities and derivatives.  Since January 2011, he has also served on the board of directors of COGO Optronics, a private company that designs and sells high speed optical modulators.  In August 2000, Dr. Thompson co-founded Circadiant Systems, a venture capital backed test and measurement company that designed and manufactured instrumentation for optical communication.  As Chief Technology Officer at Circadiant, he was the product architect, defined system specifications, and at times managed both the development and manufacturing organizations prior to the company’s acquisition by JDS Uniphase Corp in October 2008.  He remained at JDS Uniphase as an Engineering Development Director through December 2009, first as part of the Lab & Production Business Unit and later as part of Strategic Marketing.  From January 1998 to June 2000, Dr. Thompson served as a Member of Technical Staff at Lucent Technologies where he designed analog RF optoelectronic components for high speed optical communication. From 1994 to1998, Dr. Thompson served as a researcher with the University of Maryland and during this time collaborated on fundamental measurements of nature including the search for and discovery of the top quark.  Dr. Thompson has consulted with private equity firms as an expert for technical due diligence on prospective investments and in developing new classes of investment vehicles. He co-founded Forefront Analytics in late 2007 and continued there through March 2009. At the time, Forefront operated a quantitative hedge fund and consulted on asset allocation for institutional investors and ultra high net worth families.  Dr. Thompson has coauthored ten issued patents and has authored or coauthored over 50 publications. Dr. Thompson graduated summa cum laude with a B.S. in Physics from UNCC and holds a Ph.D. in Physics from Stony Brook University. He graduated as a Palmer Scholar with an MBA in Finance from the Wharton School.

Lutz Henckels

Dr. Henckels joined Guggenheim Venture Partners (now Alara Capital Partners) in 2010 with over 25 years experience managing high-tech businesses.  In these roles he assisted in raising over $50 million of venture capital. He founded HHB Systems, which provided simulation tools for electronic design automation (EDA) applications.  The company was acquired by Daisy Systems in a hostile tender offer.  Dr. Henckels subsequently become CEO of LeCroy Corporation, at the time an unprofitable privately held high-energy physics and test and measurement (T&M) business.  Dr. Henckels raised over $20 million of venture capital, focused the company on the oscilloscope business, and grew the oscilloscope business substantially. The company went public in 1996. After LeCroy, Dr. Henckels became the CEO of SyntheSys Research, which produces the BERTScope for serial data applications.  After settling contractual disputes with a major competitor, he raised over $15 million in capital from Angels and Advent International, focused the company on high-speed (up to 25GBps) serial data applications, and increased its sales.  The company was acquired in 2010 by Tektronix/Danaher.  Dr. Henckels is the recipient of the first John Fluke Award, along with David Packard, Joe Keithley, and Alex D'Arbeloff.  He holds a B.S., M.S. (Electrical Engineering), and Ph.D. (Computer Science) from the Massachusetts Institute of Technology.  He graduated Eta Kappa Nu and Tau Beta Pi, and is also a graduate of the OMP program of Harvard Business School.  He has been a director of multiple public companies, including Ikos, Inframetrics and LeCroy.

The Company has paid Dr. Henckels a consulting fee of $10,000 per month since July 15, 2011.  He will continue as a consultant following his appointment to the board. He and the Company have an informal arrangement for payment of $5,000 to $10,000 per month for one to two days of consulting services per week on a variety of technology, administrative , marketing and financial subjects.

The Company will enter into its standard form directors’ indemnification agreement with each of the new directors.  As of this date, the board had made no decisions as to committees of the board to which the new directors would be appointed.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the transaction described in Item 1.01, on November 8, 2011, the Company filed with the California Secretary of State a Certificate of Determination for the Series B Preferred Stock designating 10,000 shares of preferred stock as Series B Convertible Voting Perpetual Preferred Stock.

Item 9.01	Financial Statements and Exhibits.

Reference is made to the exhibits listed in the Exhibit Index included with this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2011	GIGA-TRONICS INCORPORATED

By: /s/ Patrick J Lawlor
Chief Financial Officer and Secretary

Exhibit Index

Exhibit Number	Description

3.1	Certificate of Determination for Series B Convertible Voting Perpetual Preferred Stock
4.1	Form of stock certificate for shares of Series B Convertible Voting Perpetual Preferred Stock
10.1	Securities Purchase Agreement dated October 31, 2011, between the Company and Alara Capital AVI II, LLC	*
10.2	Warrant to purchase 848,684 shares of common stock, dated November 10, 2011, issued to Alara Capital AVI II, LLC
10.3	Investor Rights Agreement dated November 10, 2011, beetwen the Company and Alara Capital AVI II, LLC
10.4	Form of Voting Agreement between the Investor and members of the board of directors of the Company with respect to exercisability of the Warrant
99.1	Press release issued by the Company on November 10, 2011.

*           Incorporated by reference to Exhibit 10.1 of the Company’s current report on Form 8-K filed on November 3, 2011